Exhibit 99.1

Prospect Capital Reports Stable Net Asset Value per Share and $0.30 per Share of Taxable Income ($0.26 per Share of Net Investment Income) in December 2014 Quarter, Exceeding $0.25 per Share Declared Dividend

NEW YORK — (Marketwired) — February 4, 2015 — Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect” or “we”) today announced financial results for our second fiscal quarter ended December 31, 2014.

For the December 2014 quarter, our net investment income (“NII”) was $91.3 million or $0.26 per weighted average share. For the December 2013 quarter, our NII was $92.2 million or $0.32 per weighted average share. NII was stable year-over-year on a dollars basis and decreased by $0.06 on a per share basis, driven primarily by a $0.06 per share decrease in structuring fees due to lower origination levels and a mix shift toward online loans (which do not generate structuring fees but which are currently delivering an expected levered yield of approximately 19%).

For the December 2014 quarter, our increase in net assets resulting from operations (“NI”) was $86.0 million or $0.24 per weighted average share. For the December 2013 quarter, our NI was $85.4 million or $0.30 per weighted average share. NI was stable year-over-year on a dollars basis and decreased by $0.06 on a per share basis.

For the six months ended December 31, 2014, our NII was $185.8 million or $0.53 per weighted average share. For the six months ended December 31, 2013, our NII was $174.6 million or $0.64 per weighted average share. NII increased by $11.2 million year-over-year on a dollars basis and decreased by $0.11 on a per share basis, driven primarily by a $0.05 per share decrease in dividend income and a $0.06 per share decrease in structuring fees and a mix shift toward online loans.

For the six months ended December 31, 2014, our NI was $170.0 million or $0.49 per weighted average share. For the six months ended December 31, 2013, our NI was $165.3 million or $0.61 per weighted average share. NI increased by $4.8 million year-over-year on a dollars basis and decreased by $0.12 on a per share basis.

During the December 2014 quarter, we suspended at-the-market equity issuances for the indefinite future due to then and current share price levels. This reduction in equity and asset growth has resulted in lower origination volumes compared to prior periods.

As a tax-efficient regulated investment company, our 90% minimum shareholder dividend payout requirement is based on taxable income rather than GAAP net investment income. Taxable income can decouple meaningfully from such NII. In the December 2014 quarter, we generated taxable income of $107.8 million or $0.30 per weighted average share. In the six months ended December 2014, we generated taxable income of $248.8 million or $0.71 per weighted average share, compared to approximately $0.66 per share of dividends.

While regulated investment companies may utilize “spillback” dividends in the subsequent tax year to count toward prior year distribution requirements, taxable income consistently in excess of dividends enhances the possibility of future special dividends in order to maintain regulated investment company status.

Below is a reconciliation of our NII to taxable income for the December 2014 quarter and six months ended December 2014 (in thousands of dollars, except share and per share data, with all taxable income numbers as current estimates not to be finally determined and announced until after we file our tax returns for our August 31, 2014 and August 31, 2015 tax years):

GAAP Net Investment Income to Taxable Income	Three Months Ended December 31, 2014	Six Months Ended December 31, 2014
GAAP Net Investment Income	$91,325	$185,788
Dividend received by Echelon Aviation LLC and utilized to repay debt to Prospect	—	38,514
Taxable income in excess of book income from CLO investments	10,733	17,203
Non-deductible federal excise tax expense	1,775	1,775
Other net additions to taxable income	3,935	5,476
Taxable Income	$107,768	$248,756
Weighted average shares of common stock outstanding	354,100,179	348,729,620
Taxable Income per Share	$0.30	$0.71

The largest addition to NII to arrive at taxable income is the taxable income in excess of book income generated by our CLO investments. Our CLO investments produce taxable income largely tracking the cash income they generate on a monthly basis. The cash income generated in the early period of a CLO’s life tends to be higher than the cash income generated towards the latter period of such CLO’s life. GAAP income for CLOs, by comparison, must be recorded using the interest method so that the yield on the investment is relatively stable over the life of the investment. The interest method calculation takes into account multiple assumptions about events in the future, including expected loan default rates. Our experience to date in the Prospect CLO portfolio has been actual loan default rates significantly below the assumptions utilized for the interest method calculation, contributing to the outperformance of our CLO portfolio. The interest method accounting results in less GAAP income than taxable income being recognized, and this trend continues throughout the reinvestment period for each CLO. When we redeem or sell a CLO prior to its maturity, these accumulated differences are accounted for tax purposes as capital transactions, so they do not reverse any previous dividend distribution requirements created by taxable income. These differences of taxable income exceeding GAAP income for CLOs are recurring in nature. In the December 2014 quarter, this difference increased our taxable income by $10.7 million or $0.03 per share.

The investment performance of our CLO business has significantly exceeded our underwriting expectations, demonstrating just one of the benefits of our strategy of pursuing majority stakes, working with world-class management teams, providing strong collateral underwriting through primary issuance, and focusing on the most attractive risk-adjusted opportunities. As of December 31, 2014, we were invested in $1.12 billion across our fleet of 34 non-recourse CLO investments. Our underlying CLO portfolio consisted of over 2,900 loans and a total asset base of over $15.9 billion. As of December 31 2014, our CLO portfolio experienced a trailing twelve month default rate of 0.06%, significantly less than the broadly syndicated market trailing twelve month default rate of 3.24%. In the same quarter, our CLO equity portfolio generated an annualized cash yield of 20.6% and a GAAP yield of 14.9%. In the December 2014 quarter, we sold four CLOs, capturing a weighted average cash realized IRR of 15.3%. We do not expect significant individual CLO sales in the near future given no CLO in our portfolio goes past its reinvestment period until September 2016. Recent drops in loan prices represent attractive opportunities for our CLOs to purchase loans at a discount to par, thereby enhancing our potential upside in such investments.

We have previously announced monthly cash dividends to shareholders of $0.08333 per share for February, March, and April 2015. We plan on announcing our next series of shareholder distributions in May 2015.

We have generated cumulative taxable income in excess of cumulative dividends to shareholders since Prospect’s initial public offering (“IPO”) in 2004. From that IPO through December 2014, our taxable income is $39.2 million in excess of dividends to shareholders, an excess of $0.11 per share.

Since our IPO ten years ago through our April 2015 distribution, assuming our current share count for upcoming distributions, we will have distributed $13.62 per share to initial shareholders and approximately $1.5 billion in cumulative distributions to all shareholders.

Our debt to equity ratio stood at 74.2% after subtraction of cash and equivalents at December 31, 2014, slightly up from 72.9% at June 30, 2014. Our objective is to grow net investment income per share in the coming quarters by focusing on matched-book funding to finance disciplined and accretive originations across our diversified lines of business. We are currently pursuing initiatives to lower our funding costs (including refinancing of existing liabilities at lower rates), opportunistically harvest certain controlled investments at a gain, optimize our origination strategy mix (including increasing our mix of online loans), and rotate our portfolio out of lower yielding assets into higher yielding assets while maintaining a significant focus on first lien senior secured lending.

Our net asset value per share on December 31, 2014 stood at $10.35 per share, a decrease of $0.12 in comparison to the value at September 30, 2014 (with most of this difference due to dividends in excess of net investment income), demonstrating a relatively stable investment portfolio value and net asset value per share over this time period.

As of December 31, 2014, Prospect’s asset concentration in the energy industry stood at 4.5%, including Prospect’s first lien senior secured loans where third parties bear first loss capital risk.

We previously announced that we intend to unlock value by “spinning off” certain “pure play” business strategies to our shareholders. We desire through these transactions to (i) transform some of the business strategies we have successfully grown and developed inside Prospect into pure play public companies with the potential for increased earnings multiples, (ii) allow for continued revenue and earnings growth through more flexible non-business development company (“BDC”) formats (which are expected to benefit from not having one or more of the (a) 30% basket, (b) leverage, and (c) control basket constraints with which regulated investment company BDCs must comply), and (iii) free up our 30% basket and leverage capacity for new originations at Prospect.

The business strategies we intend to enable our shareholders to participate in on a “pure play” basis have grown faster than our overall growth rate in the past few years, with outlets in less constraining structures required to continue this strong growth. We anticipate these non-BDC companies will have tax efficient structures.

We initially intend on focusing these efforts on three separate companies consisting of portions of our (i) collateralized loan obligation (“CLO”) structured credit business, (ii) online lending business, and (iii) real estate business.

We will likely seek to divest these businesses in conjunction with capital raises for each such business, with the goal of leverage and earnings neutrality for Prospect. The sizes of these dispositions, some of which are expected to be partial rather than complete spinoffs, remain to be determined. We continue to work on structuring these dispositions, including preparation of standalone financial statements and initial registration statements for these businesses that we hope to file in the coming weeks. We expect to file non-registered investment company offerings with confidential treatment. We seek but cannot guarantee consummation of these dispositions, which are subject to regulatory approvals, in the next several months of calendar year 2015.

We expect Prospect as a BDC to continue in the future to pursue our multi-line origination strategy (including continuing to invest in the businesses discussed above) as a value-added differentiating factor compared with other BDCs.

HIGHLIGHTS

Equity Values:
Net assets as of December 31, 2014: $3.709 billion
Net asset value per share as of December 31, 2014: $10.35

Second Fiscal Quarter Operating Results:
Net investment income: $91.3 million
Net investment income per share: $0.26
Taxable income: $107.8 million
Taxable income per share: $0.30
Dividends to shareholders per share: $0.331725

Fiscal Year to Date Operating Results:
Net investment income: $185.8 million
Net investment income per share: $0.53
Taxable income: $248.8 million
Taxable income per share: $0.71
Dividends to shareholders per share: $0.663250

First Fiscal Quarter Portfolio and Investment Activity:
Portfolio investments in quarter: $522.705 million
Total portfolio investments at cost at December 31, 2014: $6.501 billion
Number of portfolio companies at December 31, 2014: 134

PORTFOLIO AND INVESTMENT ACTIVITY

Our origination efforts during the December 2014 quarter prioritized first lien senior secured lending. As of December 31, 2014, our portfolio at fair value consisted of 55.0% first lien, 20.2% second lien, 17.2% CLO structured credit (with underlying first lien), 0.4% small business whole loan, 1.4% unsecured debt, and 5.8% equity investments.

We currently have nine investment origination strategies: (1) lending in private equity sponsored transactions, (2) lending directly to companies not owned by private equity firms, (3) control investments in operating companies, (4) control investments in financial companies, (5) investments in CLO structured credit, (6) real estate investments, (7) investments in syndicated debt, (8) aircraft leasing, and (9) online lending. As of December 31, 2014, our control investments at fair value stood at 26.4% of our portfolio, compared to 26.2% at June 30, 2014.

With our scale team of approximately 100 professionals, one of the largest dedicated middle-market credit groups in the industry, we believe we are well positioned to select in a disciplined manner a small percentage of investment opportunities out of the thousands we source annually. Prospect originated nearly $3.2 billion of investments during the 2014 calendar year.

Our portfolio’s annualized current yield stood at 12.3% across all performing interest bearing investments as of December 31, 2014, an increase of 0.4% from the September 2014 quarter. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns. With the market experiencing some yield compression over the past year, we have elected to accept some yield compression instead of chasing yield by accepting riskier credits. We believe such yield compression may have stabilized recently due to trading valuation discounts for peer companies.

At December 31, 2014, our portfolio consisted of 134 long-term investments with a fair value of $6.524 billion, compared to 130 long-term investments with a fair value of $4.886 billion at December 31, 2013. The number of long-term investments increased by 3%, and fair value portfolio size increased by 34%, year over year. These investments span across a diversified range of industries with no one industry more than 10.4% of the portfolio at fair value as of December 31, 2014.

During the December 2014 quarter, we completed five new and several follow-on investments aggregating $522.7 million, sold five investments and received full repayment on two other investments. Our sales, repayments, and scheduled amortization payments in the December 2014 quarter were $223.7 million, resulting in investments net of repayments of $299.0 million.

The majority of our portfolio consists of agented middle-market loans that we have originated, selected, negotiated, structured, and closed. We perceive the risk-adjusted reward in the current environment to be superior for agented and self-originated opportunities compared to the syndicated market, causing us to prioritize our proactive sourcing efforts. The call center initiative we launched in March 2013 has enabled us to close investment opportunities we may not have seen otherwise. We anticipate that calling effort to continue to contribute to our business in the upcoming years.

During the December 2014 quarter, our originations consisted of 60% third party sponsor deals, 19% CLO structured credit, 19% online lending, 1% real estate and 1% operating buyouts.

Our activity during the December 2014 quarter included:

•	On October 3, 2014, we sold our $35.0 million investment in Babson CLO Ltd. 2011-I, realizing a cash IRR of 18.4%.

•	On October 6, 2014, we made a $35.2 million follow-on investment in Onyx Payments to fund an acquisition.

•	On October 7, 2014, Grocery Outlet, Inc. repaid our $14.5 million loan.

•	On October 8, 2014, we made a $65.0 million secured debt investment in Capstone Logistics Acquisition, Inc.

•	On October 9, 2014, we made an investment of $50.7 million to purchase 83.60% of the subordinated notes in Babson CLO Ltd. 2014-III.

•	On October 10, 2014, ARRM Services, Inc. sold Ajax Rolled Ring & Machine, LLC to a third party and repaid our $19.3 million loan.

•	On October 17, 2014, we made an investment of $49.0 million to purchase 90.54% of the subordinated notes in Symphony CLO XV, Ltd.

•	On October 20, 2014, we sold our $22.0 million investment in Galaxy XII CLO, Ltd, realizing a cash IRR of 12.9%.

•	On October 21, 2014, we made a $22.5 million secured debt investment in Hollander Sleep Products, LLC, a manufacturer of bed pillows and mattress pads in the United States.

•	On November 17, 2014, we made a $35.0 million follow-on investment in System One Holdings, LLC, of which $23.5 million was funded at closing, to fund a dividend recapitalization.

•
On November 25, 2014, we made a $127.0 million follow-on investment in InterDent, Inc., of which $120.0 million was funded at closing, as part of an add-on acquisition growth and recapitalization strategy. We also provided $7.0 million of delayed draw term loan commitment to support future acquisitions, and such commitment was fully drawn on December 23, 2014.

•	On December 4, 2014, we sold our $29.1 million investment in Babson CLO Ltd. 2012-I, realizing a cash IRR of 13.2%.

•	On December 4, 2014, we sold our $27.9 million investment in Babson CLO Ltd. 2012-II, realizing a cash IRR of 15.2%.

•	On December 19, 2014, we provided a $25.0 million loan to support the growth of Security Alarm Financing Enterprises, L.P., a national security alarm company.

•	On December 24, 2014, Focus Products Group International, LLC repaid our $19.7 million loan.

•
During the period from October 1, 2014 through December 31, 2014, we made 11 follow-on investments in National Property REIT Corp. (“NPRC”) totaling $77.0 million to support NPRC’s online lending business. During this period, we also received a partial repayment of $31.4 million of our previous NPRC loan and $5.5 million as a return of capital on our equity investment in NPRC.

•	Additionally, during the period from October 1, 2014 through December 31, 2014, our wholly-owned subsidiary PSBL purchased $21.3 million of small business whole loans.

Since December 31, 2014 (in the current March 2015) quarter, we have completed new and follow-on investments of $40.1 million.

•	On January 16, 2015, we made a $13.9 million follow-on investment in NPRC to acquire five additional properties in Michigan Storage, LLC, a portfolio of 12 self-storage facilities located in Michigan.

•	During the period from January 1, 2015 through February 4, 2015, we made three follow-on investments in NPRC totaling $15.0 million to support NPRC’s online lending business.

•	During the period from January 1, 2015 through February 4, 2015, our wholly-owned subsidiary PSBL purchased $11.2 million of small business whole loans.

The fair market value of our loan assets on non-accrual as a percentage of total assets stood at less than 0.1% in December 2014, down from 0.1% in June 2014, down from 0.3% in June 2013, and down from 1.9% in June 2012. We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits. As of December 2014, our weighted average portfolio net leverage stood at 4.1 times earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and our weighted average EBITDA per portfolio company stood at approximately $40.2 million.

Benefiting from the solid performance of several controlled positions in our portfolio, we have selectively monetized certain such companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing opportunities. We are pleased with the performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow.

In the June 2014 year, we made three investments in non-controlled third-party-sponsor-backed companies that brought our total investment in each such company to more than $100 million. In the six months ended December 31, 2014, we made another three such investments, demonstrating the competitive differentiation of our scale balance sheet to close one-stop financing opportunities. We have also made multiple control investments that each individually aggregate more than $100 million in size.

During the June 2014 fiscal year we also entered the online lending industry with a focus on prime, near-prime, and subprime consumer and small business borrowers. We intend on growing this investment strategy, which stands at approximately $248 million today, across multiple third-party and captive origination and underwriting platforms. Our online business, which includes attractive advance rate financing for certain assets, is currently delivering an expected levered yield of approximately 19%.

As a yield enhancement for our business, earlier this year we launched an initiative to divest lower yielding loans from our balance sheet, thereby allowing us to rotate into higher yielding assets and to expand our ability to close scale one-stop investment opportunities with efficient pricing. We expect to close our first par value sale of a lower yielding asset shortly and expect significant such sales this quarter as a potential earnings catalyst for the future.

Our advanced investment pipeline aggregates nearly $200 million of potential opportunities diversified across multiple sectors. We expect to add to this pipeline in the future. These opportunities are primarily secured investments with double-digit coupons, sometimes coupled with equity upside through additional investments.

LIQUIDITY AND FINANCIAL RESULTS

During the June 2014 year we made significant progress in our efforts to utilize prudent leverage to enhance our returns, increasing our debt to equity ratio (after subtraction of cash and equivalents) from 55.7% at June 30, 2013 to 72.9% at June 30, 2014. We have maintained our leverage close to this level with our debt to equity ratio at 74.2% at December 31, 2014. We continue to retain significant balance sheet strengths, including a significant majority of unencumbered assets, demonstrated access to diversified funding markets, matched-book funding, unsecured fixed-rate liability focus, and prudent debt to equity leverage. Our balance sheet also gives us the potential for future earnings as we harvest the benefits of the financing structures we have recently closed at an attractive cost due to our investment-grade ratings at corporate, revolving facility, and term debt levels.

On August 29, 2014, we renegotiated and closed an expanded five and a half year revolving credit facility (the “Facility”). The Facility lenders had extended commitments of $810 million under the Facility as of December 31, 2014, which was increased to $885 million in January 2015. The Facility includes an accordion feature which allows commitments to be increased up to $1.5 billion in the aggregate. Interest on borrowings under the Facility is one-month Libor plus 225 basis points, a 50 basis point reduction from the previous rate, with no minimum Libor floor. The Facility continues to carry an investment-grade Moody's rating of Aa3.

We also have significantly diversified our counterparty risk. The current count of 22 institutional lenders in the Facility compares to five lenders at June 30, 2010 and represents one of the most diversified bank groups in our industry.

As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2019, with an additional one-year amortization period to March 2020, with distributions allowed after the completion of the revolving period.

Our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration, thereby better matching our assets and liabilities for balance sheet risk management.

During the period from December 21, 2010 to April 11, 2014, we issued $1.25 billion in principal amount of convertible notes in six issuances (“Convertible Notes”). In the March 2012 year, we repurchased $5.0 million of such notes. In January 2015 we repurchased $8.0 million of such notes at a significantly accretive discount to par. These notes bear interest at rates ranging from 4.75% to 6.25% and become due at various dates between December 15, 2015 and April 15, 2020.

On May 1, 2012, we issued $100.0 million in principal amount of 6.95% unsecured notes due November 2022 (the “2022 Baby Bond Notes”). The 2022 Baby Bond Notes trade on the New York Stock Exchange under the ticker PRY and further demonstrate our diversified access to longer-dated funding.

On March 15, 2013, we issued $250.0 million in aggregate principal amount of 5.875% unsecured notes due March 2023 (the “2023 Notes”).

On April 7, 2014, we issued $300.0 million aggregate principal amount of 5.00% unsecured notes due July 15, 2019 (the “2019 Notes”). Included in the issuance is $45.0 million of Prospect Capital InterNotes® that was converted into the 2019 Notes.

On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes”, and together with the Convertible Notes, 2022 Baby Bond Notes, 2023 Notes and 2019 Notes, the “Unsecured Notes”). Since initiating the program, we have issued $859.3 million of Program Notes ($785.3 million outstanding after redemptions and exchanges, including settlements as of December 31, 2014). These notes were issued with interest rates ranging from 3.27% to 7.00% with a weighted average rate of 4.88%. These notes mature between October 15, 2016 and October 15, 2043.

The Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade S&P rating of BBB and Kroll rating of BBB+. As of December 31, 2014, Prospect held more than $4.9 billion of unencumbered investments on its balance sheet, representing approximately 75% of Prospect’s portfolio, in a manner we believe is highly beneficial and differentiated among BDCs for holders of Unsecured Notes and for Prospect shareholders.

With the closing of the Facility, one condition precedent to borrowing required an increased level of equity for us to fully utilize the $885 million of commitments available under the Facility. Our Board of Directors believed it was in the best interests of the shareholders to raise a modest amount of additional equity at a discount to net asset value to enhance liquidity and maximize access to low-cost Facility financing.

During the period from September 11, 2014 to December 3, 2014, we issued approximately 14.8 million shares of our common stock at an average price of $9.89 per share, and raised $146.8 million of gross proceeds through at-the-market (“ATM”) issuance. No ATM issuance has occurred below a price of $9.50 per share. There have been no equity issuances since December 3, 2014.

We currently have drawn $200.7 million under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balances on hand, we have over $530 million of new Facility-based investment capacity. Any principal repayments, other monetizations of assets, issuances of debt and other capital, or increases in our Facility size may further increase our investment capacity.

EARNINGS CONFERENCE CALL

Prospect will host an earnings conference call on Thursday, February 5, 2014, at 11:00 a.m. Eastern Time. The conference call dial-in number will be 888-338-7333. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10060053. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com.

The conference call will also be available via a live listen-only webcast on the Company's website, www.prospectstreet.com. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the Internet broadcast. A replay of the audio webcast will be available on the Company's website for approximately 30 days following the conference call.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	December 31, 2014	June 30, 2014
	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $1,714,686 and $1,719,242, respectively)	$1,723,749	$1,640,454
Affiliate investments (amortized cost of $45,788 and $31,829, respectively)	46,106	32,121
Non-control/non-affiliate investments (amortized cost of $4,740,729 and $4,620,451, respectively)	4,753,868	4,581,164
Total investments at fair value (amortized cost of $6,501,203 and $6,371,522, respectively)	6,523,723	6,253,739
Cash and cash equivalents	106,481	134,225
Receivables for:
Interest, net	19,694	21,997
Other	2,752	2,587
Prepaid expenses	929	2,828
Deferred financing costs	62,838	61,893
Total Assets	6,716,417	6,477,269

Liabilities
Revolving Credit Facility	177,700	92,000
Convertible Notes	1,247,500	1,247,500
Public Notes	647,998	647,881
Prospect Capital InterNotes®	785,317	785,670
Due to broker	—	—
Dividends payable	39,622	37,843
Due to Prospect Administration	4,018	2,208
Due to Prospect Capital Management	56,936	3
Accrued expenses	4,461	4,790
Interest payable	40,775	37,459
Other liabilities	3,013	3,733
Total Liabilities	3,007,340	2,859,087
Net Assets	$3,709,077	$3,618,182

Components of Net Assets
Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; 358,250,121 and 342,626,637 issued and outstanding, respectively) (Note 9)	$358	$343
Paid-in capital in excess of par	3,965,966	3,814,634
(Distributions in excess of net investment income)/undistributed net investment income	(8,891)	42,086
Accumulated realized losses on investments	(270,876)	(121,098)
Unrealized appreciation/(depreciation) on investments	22,520	(117,783)
Net Assets	$3,709,077	$3,618,182

Net Asset Value Per Share	$10.35	$10.56

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Investment Income
Interest income:
Control investments	$50,684	$37,086	$95,812	$69,719
Affiliate investments	1,004	1,399	1,841	2,895
Non-control/non-affiliate investments	97,331	79,420	196,109	157,532
CLO fund securities	39,795	29,198	79,192	55,378
Total interest income	188,814	147,103	372,954	285,524
Dividend income:
Control investments	2,651	8,877	3,410	15,952
Affiliate investments	(651)	—	778	—
Non-control/non-affiliate investments	—	9	22	12
Money market funds	11	6	26	17
Total dividend income	2,011	8,892	4,236	15,981
Other income:
Control investments	3,069	17,928	8,732	27,149
Affiliate investments	—	5	226	7
Non-control/non-affiliate investments	4,989	4,162	14,756	10,463
Total other income	8,058	22,095	23,714	37,619
Total Investment Income	198,883	178,090	400,904	339,124

Operating Expenses
Investment advisory fees:
Base management fee	34,034	25,075	67,199	48,120
Income incentive fee	22,831	23,054	46,447	43,638
Total investment advisory fees	56,865	48,129	113,646	91,758
Interest and credit facility expenses	42,244	29,256	85,158	56,663
Legal fees	395	(42)	1,558	177
Valuation services	459	449	909	888
Audit, compliance and tax related fees	924	745	1,591	1,368
Allocation of overhead from Prospect Administration	3,014	3,986	5,430	7,972
Insurance expense	121	90	252	183
Directors’ fees	94	75	188	150
Excise tax	1,775	1,000	1,775	2,000
Other general and administrative expenses	1,667	2,187	4,609	3,413
Total Operating Expenses	107,558	85,875	215,116	164,572
Net Investment Income	91,325	92,215	185,788	174,552

Net realized loss on investments	(133,102)	(5,671)	(156,013)	(1,882))
Net change in unrealized appreciation (depreciation) on investments	127,747	(1,182)	140,303	(7,408)
Net Increase in Net Assets Resulting from Operations	$85,970	$85,362	$170,078	$165,262

Net increase in net assets resulting from operations per share	$0.24	$0.30	$0.49	$0.61
Dividends declared per share	$(0.33)	$(0.33)	$(0.66)	$(0.66)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER SHARE
(in actual dollars)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Per Share Data
Net asset value at beginning of period	$10.47	$10.72	$10.56	$10.72
Net investment income	0.26	0.32	0.53	0.64
Net realized loss on investments	(0.38)	(0.02)	(0.45)	(0.01)
Net change in unrealized appreciation (depreciation) on investments	0.36	—	0.41	(0.03)
Dividends to shareholders	(0.33)	(0.33)	(0.66)	(0.66)
Common stock transactions	(0.03)	0.04	(0.04)	0.07
Net asset value at end of period	$10.35	$10.73	$10.35	$10.73

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702